Exhibit 10.1

INVESTMENT BANKING AND CORPORATE FINANCE ADVISORY
SERVICES AGREEMENT

FRIEDLAND CAPITAL INC. ("FRIEDLAND") hereby agrees to provide to ________________ (the "Company") Investment banking and Corporate Finance Advisory Services designed to achieve the Company's corporate finance objectives, specifically with the objective of the Company's shares (or the shares of a successor entity controlled by the Company or its shareholders) becoming publicly-traded in the United States.

1.	General Summary of Advisory Services

FRIEDLAND agrees to provide to the Company general advisory services, which shall include:

•	Determination of the corporate finance strategy

•	Assistance in the selection of a firm for pre listing accounting/auditing services

•	Assistance in the selection of a U.S. auditing firm

•	Assistance in the selection of a Chinese corporate lawyer and a U. S. securities lawyer

•	Assistance in the selection of a US based independent director

•
Assistance in the selection of a US based chief financial officer (CFO) who is familiar with US Generally Accepted Accounting Principles (GAAP) and SEC filing requirements for US publicly-traded companies.

•	Assistance in establishing a holding company (the "Holding Company") that will become the publicly traded entity in the U.S.

•
Assistance in positioning the Company for presentation to investors with the objective of obtaining pre-listing private placement investment. This shall include preparation of a PowerPoint presentation, corporate profile and business plan, and working with the US securities lawyer regarding the structuring and preparation of offering documents and investor subscription materials

•	Preparation of a corporate profile for the Company

•	Preparation of a business plan

•
Assistance in coordinating with the Company's US legal counsel, the auditor and other experts in the preparation and filing of the appropriate filings for the Holding Company to be filed with the U.S. Securities & Exchange Commission (SEC).

•
As a first step in working towards a NASDAQ listing, assistance in working with a Financial Industry Regulatory Authority (FINRA) market maker regarding the preparation and filing of a Form 211 with FINRA for the trading of the Company's shares on the OTC Bulletin Board, and then, once the Company meets the requirements for NASDAQ, assisting the Company and its US legal counsel in the preparation of a NASDAQ listing application.

•
Assistance in positioning the Company for a listing on NASDAQ, which will include FRIEDLAND's investor relations and awareness program, which will commence once the Company's shares begin trading on the OTC Bulletin Board. The objective of the investor relations and awareness program will be to increase the number of public shareholders and the number of shares to be held by public shareholders to meet NASDAQ's minimum shareholder, public float and other listing requirements.

The objective of the Company's shares becoming publicly-traded will not be to initially raise a substantial sum of capital, but instead to become publicly traded so that the Company will have access to the capital markets, specifically through private equity transactions including PIPE (Private Investments in Public Equity) transactions as a publicly-traded company.

The corporate finance advisory services provided by FRIEDLAND will cease upon the Company's shares becoming traded on NASDAQ. However, if after the Company's shares start trading on the OTC Bulletin Board, the Company engages another firm to provide Investor Relations and awareness services, or as a corporate finance advisory or investment banker, FRIEDLAND's Investor Relations and awareness services will cease. After the Company's shares are traded on NASDAQ, the Investor Relations services will be provided by FRIEDLAND, subject to the Company desiring FRIEDLAND to provide these Investor Relations services, and subject to FRIEDLAND being compensated by the Company for the Investor Relations services on an ongoing basis, with the cost for the services being mutually agreed upon by the Company and FRIEDLAND. And, although the corporate finance advisory services will terminate upon the trading of the Company's shares on NASDAQ, or sooner, as indicated above in the event that the Company engages another firm as an investment banker or corporate finance advisor, if desired by the Company and agreed to by FRIEDLAND, FRIEDLAND will continue to provide corporate finance advisory services and will assist the Company in achieving its corporate finance objectives.

2.	Costs for Advisory Services

The Company agrees to pay to FRIEDLAND for the advisory services to be provided by FRIEDLAND the following fees based on certain benchmarks being reached:

•	RMB 400,000 within three working days after the execution of this Agreement and prior to the initiation of any services by FRIEDLAND;

•	RMB 400,000 within three working days before the engagement of U.S Auditor.

•	RMB 400,000 within three working days before a U.S. Road show.

•	RMB 900,000 within three working days after the receipt of funds by the Company from a pre-listing private placement;

•	RMB 300,000 within three working days after the commencement of trading of the Company’s shares on the OTC BB.

•	RMB 300,000 within three working days after the Company's shares becoming publicly-traded in the NASDAQ.

The investment banking and corporate finance advisory services to be provided by FRIEDLAND shall commence upon the receipt by FRIEDLAND of an executed copy of this Investment Banking and Corporate Finance Advisory Services Agreement and the payment by the Company to FRIEDLAND of the initial investment banking and corporate finance advisory fee.

In the event that any payments due under this Agreement are not paid when due, FRIEDLAND shall immediately have the option of stopping its services until such time as the past due payments are made, and a penalty of 0.1% on the payment due will be charged on a daily basis.

The Company shall pay to FRIEDLAND penalty at double amount of the total costs for advisory  services stated in this agreement, in case that certain Company behavior is in violation of this agreement, or the Company terminates this agreement without reason, or provides any false information that leads to the failure to perform its duty correspondingly by FRIEDLAND.

FRIEDLAND shall return to the Company all cash payments made to FRIEDLAND, in the event that the Company is not able to go public in the U.S. due to gross negligence or unlawful misconduct by FRIEDLAND.

3.	Disclosure

It is anticipated that the Holding Company will be the company that will become the publicly traded entity. The Holding Company will be compensating FRIEDLAND, and/or an affiliate of FRIEDLAND based on the estimate of the number of shares to be outstanding upon the registration statement being filed with the SEC in an amount estimated to represent 12% of the shares of the Holding Company outstanding upon the Company's shares becoming publicly-traded. FRIEDLAND, and/or an affiliate of FRIEDLAND shall have the option to allocate all or a portion of these shares to other parties.

Payments due under this Agreement shall be paid by wire transfer.

4.	Representation and Warranties

The Company represents and warrants to FRIEDLAND as follows:

a.	The Company has been duly formed;

b.	The execution of this Agreement has been duly authorized by the Company and does not require the consent of or notice to any party not previously obtained or given, and

c.
The Company shall indemnify and save FRIEDLAND harmless against any claims, damages, liabilities and causes of action, including but not limited to reasonable attorney fees, which arise by reason of the consulting services provided by FRIEDLAND hereunder, or by reason of an act FRIEDLAND may do on behalf of, or at the request of the Company, provided that FRIEDLAND's actions and activities in providing the advisory services hereunder, and any such act undertaken by FRIEDLAND on behalf of, or at the request of the Company, consistent with the provisions of this Agreement are undertaken in good faith, and do not involve gross negligence or unlawful misconduct by FRIEDLAND;

d.	The Company will provide accurate financial statements and other company documents;

e.	The Company will maintain the confidentiality of information provided by FRIEDLAND;

f.	The Company will have a qualified Chinese and English translator and interpreter available to it throughout the term of this contract.

FRIEDLAND represents and warrants to the Company as follows:

a.	FRIEDLAND has been duly formed under the laws of the United States in the State of Colorado;

b.
The execution of this Agreement and the performance of FRIEDLAND's obligations hereunder does not require the consent of or notice to any party not previously obtained or given and there is nothing that prohibits or restricts the execution by FRIEDLAND of this Agreement or its performance of its obligations hereunder attached hereto;

c.
FRIEDLAND will maintain the confidentiality of information provided to FRIEDLAND by the Company, unless it needs to be disclosed to governmental regulatory authorities or provided to financing sources.

5.	Covenants

Each of FRIEDLAND and the Company covenants that it will diligently, skillfully and in good faith do and perform the acts and duties required herein.

6.	Miscellaneous

6.1
Notice All notices, requests, demands, directions and other communications ("Notices") provided for in this Agreement shall be in writing and shall be mailed or delivered personally or sent by facsimile to the applicable Party at the address of such Party set forth below in this Section 6.1. When mailed, each such Notice shall be sent by first class, certified mail, return receipt requested, enclosed in a postage prepaid wrapper, and shall be effective on the third business day after it has been deposited in the mail. When delivered personally, each such Notice shall be effective when on the first business day on which or after which it is delivered to the address for the respective Party set fo rth in this Section 6.1. When sent by facsimile, each such Notice shall be effective on the first business day on which or after which it is sent. Each such Notice shall be addressed to the Party to be notified as shown below:

THE COMPANY:

FRIEDLAND:  FRIEDLAND CAPITAL INC.
Attention: Jeffrey O. Friedland, Managing Director
789 Sherman Street, Suite 550
Denver, CO 80203
Fax: 1-303-957-1463

Either Party may change its respective address for purposes of this Section 6.1 by giving the other Party Notice of the new address in the manner set forth above.

6.2
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be or become prohibited or invalid in whole or in part for any reason whatsoever, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remaining portion of that provision or the remaining provisions of this Agreement.

6.3
Non-Waiver. The waiver of any Party of a breach or a violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation of any provision of this Agreement.

6.4
Best Efforts Undertaking. It is understood that the advisory services to be provided by FRIEDLAND are being provided on a best-efforts basis, and that there is no guarantee that the advisory services to be provided by FRIEDLAND will result in the Company, or the Holding Company in fact become publicly-traded, due to a number of factors, including general economic and market conditions, changes in governmental, stock exchange, FINRA or other regulations, due diligence results, and the financial condition of the Company as evidenced by the Company's to be prepared audited financial statements.

6.5
Amendment No amendment or modification of this Agreement shall be deemed effective unless and until it has been executed in writing by the Parties to this Agreement. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a written instrument that has been executed by the Party charged with such waiver or estoppel.

6.6
Inurement. This Agreement shall be binding upon all of the Parties, and it shall benefit, respectively, each of the Parties, and their respective employees, agents and successors. Except as expressly provided herein, there are no third party beneficiaries to this Agreement, and this Agreement shall not be assignable by any party.

6.7	Headings. The headings to this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

6.8	Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute a single instrument.

6.9
Arbitration. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled through negotiation as initial effort, and then seek arbitration in China International Economic And Trade Arbitration Commission if the initial effort fails.

6.10
Choice Of Law This Agreement shall be construed in accordance with the laws of the United States of America, and parties agree to the sole jurisdiction of courts in the State of Colorado in the event of any dispute.

IN WITNESS WHEREOF, the Parties have executed this Agreement, as of the dates set forth below.

The Company:

_______________________________________Title_____________________Date 12/07/2009

FRIEDLAND CAPITAL INC.

___________________________________________________Date             December 7, 2009
Kristina Wang, Managing Director